Exhibit 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors of Williams Partners GP LLC
General Partner of Williams Partners L.P.
and the Limited Partners of Williams Partners L.P.
We have audited the accompanying supplemental consolidated balance sheets of Williams Partners L.P. as of December 31, 2005 and 2004, and the related supplemental consolidated statements of income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2005. These supplemental financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
The supplemental consolidated financial statements give retroactive effect to the acquisition of the 74.9 percent ownership in Williams Four Corners LLC not previously held by Williams Partners L.P., which has been accounted for in a manner similar to a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated acquisition accounted for by the pooling-of-interests method in the financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Williams Partners L.P. after financial statements covering the date of consummation of the merger are issued.
In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Partners L.P. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of the consummation of the business combination.
As described in Note 8, effective January 1, 2003, Williams Partners L.P. adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, and effective December 31, 2005, adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
January 9, 2007

WILLIAMS PARTNERS L.P.
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

	December 31,		September 30,
	2005	2004	2006
			(unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$6,839	$—	$38,131
Accounts receivable:
Trade, less allowance of $1,326 in 2004, $0 in 2005 and September 30, 2006	17,695	17,749	19,204
Affiliate	—	—	16,057
Other	3,472	1,638	10,997
Product imbalance	—	6,477	3,135
Gas purchase contract — affiliate	5,320	—	4,888
Prepaid expenses	2,742	2,279	3,742
Other current assets	—	—	628

Total current assets	36,068	28,143	96,782

Investment in Discovery Producer Services	150,260	147,281	148,443
Property, plant and equipment, net	658,965	669,503	643,743
Gas purchase contract — noncurrent — affiliate	4,754	—	1,188
Other non-current assets	25,228	18,657	26,347

Total assets	$875,275	$863,584	$916,503

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable:
Trade	$25,572	$19,560	$20,217
Affiliate	4,729	1,980	2,167
Product imbalance	1,765	—	—
Deferred revenue	3,552	3,305	6,818
Accrued liabilities	6,160	10,982	9,084

Total current liabilities	41,778	35,827	38,286

Long-term debt	—	—	150,000
Advances from affiliate	—	186,024	—
Environmental remediation liabilities	4,371	4,205	3,964
Other noncurrent liabilities	1,881	330	1,887
Commitments and contingent liabilities (Note 14)
Partners’ capital:
Common unitholders (7,006,146 outstanding at December 31, 2005 and 14,598,276 outstanding at September 30, 2006)	108,526	—	335,749
Subordinated unitholders (7,000,000 outstanding at December 31, 2005 and September 30, 2006)	108,491	—	108,791
Pre IPO owner’s equity/general partner	610,228	637,198	277,826

Total partners’ capital	827,245	637,198	722,366

Total liabilities and partners’ capital	$875,275	$863,584	$916,503

See accompanying notes to supplemental consolidated financial statements.

WILLIAMS PARTNERS L.P.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2004	2003	2006	2005
				(Unaudited)
	(In thousands)
Revenues:
Product sales:
Affiliate	$236,020	$199,716	$122,762	$190,308	$168,095
Third-party	8,728	13,605	2,874	15,111	4,473
Gathering and processing:
Affiliate	36,755	30,990	24,839	30,851	26,464
Third-party	198,041	194,832	208,506	153,460	148,473
Storage:
Affiliate	—	—	2,426	—	—
Third-party	20,290	15,318	9,223	17,610	14,435
Fractionation	10,770	9,070	8,221	9,650	7,123
Other:
Affiliate	15	924	1,488	360	15
Third-party	4,353	4,744	2,089	3,153	2,790

Total revenues	514,972	469,199	382,428	420,503	371,868
Costs and expenses:
Product cost and shrink replacement:
Affiliate	58,780	58,193	44,334	58,596	34,242
Third-party	118,747	94,770	48,257	74,824	89,165
Operating and maintenance expense (excluding depreciation):
Affiliate	46,194	39,968	35,358	39,768	31,220
Third-party	83,565	76,478	68,385	76,155	62,382
Depreciation, amortization and accretion	42,579	44,361	45,259	32,510	31,801
General and administrative expense:
Affiliate	33,707	29,948	24,843	24,238	22,283
Third-party	2,908	2,231	1,072	3,293	1,948
Taxes other than income	8,446	7,506	7,462	6,392	6,441
Other — net	630	11,147	11,667	(3,225)	1,309

Total costs and expenses	395,556	364,602	286,637	312,551	280,791

Operating income	119,416	104,597	95,791	107,952	91,077

Equity earnings — Discovery Producer Services	8,331	4,495	3,447	10,183	2,969
Impairment of investment in Discovery Producer Services	—	(13,484)	—	—	—
Interest expense:
Affiliate	(7,461)	(11,980)	(4,176)	(45)	(7,439)
Third-party	(777)	(496)	—	(4,110)	(561)
Interest income	165	—	—	642	76

Income before cumulative effect of change in accounting principle	119,674	83,132	95,062	114,622	86,122
Cumulative effect of change in accounting principle	(1,322)	—	(1,429)	—	—

Net income	$118,352	$83,132	$93,633	$114,622	$86,122

Allocation of net income for calculation of earnings per unit:
Net income	$118,352			$114,622	$86,122
Net income applicable to pre-partnership operations allocated to general partner	(113,418)			(95,484)	(86,833)

Net income (loss) applicable to partnership operations	4,934			19,138	(711)
Allocation of net loss to general partner	(1,273)			(2,137)	(455)

Allocation of net income (loss) to limited partners	$6,207			$21,275	$(256)

Basic and diluted net income (loss) per limited partner unit:
Income (loss) before cumulative effect of change in accounting principle:
Common units	$0.49			$1.19	$(0.02)
Subordinated units	0.49			1.19	(0.02)
Cumulative effect of change in accounting principle:
Common units	$(0.05)			$—	$—
Subordinated units	(0.05)			—	—
Net income (loss):
Common units	$0.44			$1.19	$(0.02)
Subordinated units	0.44			1.19	(0.02)
Weighted average number of units outstanding:
Common units	7,001,366			9,870,084	7,000,000
Subordinated units	7,000,000			7,000,000	7,000,000

See accompanying notes to supplemental consolidated financial statements.

WILLIAMS PARTNERS L.P.
SUPPLEMENTAL CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL

			Pre-IPO
			Owner’s	Accumulated
			Equity/	Other	Total
	Limited Partners		General	Comprehensive	Partners’
	Common	Subordinated	Partner	Income (Loss)	Capital
	(In thousands)
Balance — January 1, 2003	$—	$—	$696,585	$(1,962)	$694,623
Comprehensive income:
Net income — 2003	—	—	93,633	—	93,633
Other comprehensive income:
Net unrealized losses	—	—	—	(116)	(116)
Net reclassification into earnings of derivative instrument losses	—	—	—	2,078	2,078

Total other comprehensive income					1,962

Total comprehensive income					95,595

Distributions to The Williams Companies, Inc. — net	—	—	(115,685)	—	(115,685)

Balance — December 31, 2003	—	—	674,533	—	674,533
Net income — 2004	—	—	83,132	—	83,132
Distributions to The Williams Companies, Inc. — net	—	—	(120,467)	—	(120,467)

Balance — December 31, 2004	—	—	637,198	—	637,198
Accounts receivable not contributed	—	—	(2,640)		(2,640)
Contribution of net assets of predecessor companies (2,000,000 common units; 7,000,000 subordinated units)	10,471	106,427	49,174	—	166,072
Net income — 2005	3,104	3,103	112,145	—	118,352
Issuance of units to public (5,000,000 common units)	100,247	—	—	—	100,247
Offering costs	(4,291)	—	—	—	(4,291)
Cash distributions ($.1484 per unit)	(1,039)	(1,039)	(42)	—	(2,120)
Issuance of common units (6,146 common units)	34	—	—	—	34
Contributions pursuant to the Omnibus Agreement	—	—	1,610	—	1,610
Distributions to The Williams Companies, Inc. — net	—	—	(187,217)	—	(187,217)

Balance — December 31, 2005	108,526	108,491	610,228	—	827,245
Net income — nine months ended September 30, 2006 (unaudited)	13,410	8,385	92,827	—	114,622
Cash distributions — (unaudited)	(11,318)	(8,085)	(472)		(19,875)
Contributions pursuant to the omnibus agreement — (unaudited)	—	—	4,244	—	4,244
Issuance of units to public (7,590,000 common units) — (unaudited)	227,107	—	—	—	227,107
Contributions from General Partner — (unaudited)	—	—	4,841	—	4,841
Distribution to general partner in exchange for 25.1 percent interest in Williams Four Corners — (unaudited)	—	—	(360,000)	—	(360,000)
Offering costs — (unaudited)	(2,168)	—	—	—	(2,168)
Other — (unaudited)	192	—	—	—	192
Distributions to The Williams Companies, Inc. — (unaudited)	—	—	(73,842)	—	(73,842)

Balance — September 30, 2006 — (unaudited)	$335,749	$108,791	$277,826	$—	$722,366

See accompanying notes to supplemental consolidated financial statements.

WILLIAMS PARTNERS L.P.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2004	2003	2006	2005
				(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net income	$118,352	$83,132	$93,633	$114,622	$86,122
Adjustments to reconcile to cash provided by operations:
Cumulative effect of change in accounting principle	1,322	—	1,429	—	—
Depreciation, amortization and accretion	42,579	44,361	45,259	32,510	31,801
Provision for loss on property, plant and equipment	917	7,636	7,598	—	—
(Gain)/loss on sale of property, plant and equipment	—	1,258	(1,151)	(2,622)	—
Impairment of investment in Discovery Producer Services	—	13,484	—	—	—
Amortization of gas purchase contract — affiliate	2,033	—	—	3,998	581
Distributions in excess of / (undistributed) equity earnings of Discovery Producer Services	(7,051)	(4,495)	(3,447)	1,817	(2,969)
Cash provided (used) by changes in assets and liabilities:
Accounts receivable	(4,419)	1,559	(1,129)	(25,090)	(5,716)
Prepaid expenses	(463)	(362)	(1,717)	(1,000)	(8,226)
Accounts payable	8,801	12,146	(3,540)	(8,043)	5,022
Product imbalance	8,243	(7,295)	(3,530)	(4,900)	6,450
Accrued liabilities	(4,008)	(5,464)	(259)	3,009	(1,896)
Deferred revenue	247	775	1,108	3,266	3,571
Other, including changes in noncurrent assets and liabilities	(8,621)	(9,645)	(5,344)	771	(916)

Net cash provided by operating activities	157,932	137,090	128,910	118,338	113,824

INVESTING ACTIVITIES:
Distribution to the Williams Companies, Inc. in exchange for a 25.1 percent interest in Four Corners	—	—	—	(156,129)	—
Capital expenditures	(31,266)	(15,603)	(9,246)	(21,514)	(15,161)
Contribution to Discovery Producer Services	(24,400)	—	(101,643)	—	(24,400)
Proceeds from sales of property, plant and equipment	—	149	1,498	7,299	—

Net cash used by investing activities	(55,666)	(15,454)	(109,391)	(170,344)	(39,561)

FINANCING ACTIVITIES:
Proceeds from sale of common units	100,247	—	—	227,107	100,247
Proceeds from debt issuance	—	—	—	150,000	—
Distribution to the Williams Companies, Inc. over the contributed basis of the 25.1 percent interest in Four Corners	—	—	—	(203,871)	—
Payment of debt issuance costs	—	—	—	(3,138)	—
Payment of offering costs	(4,291)	—	—	(2,168)	(4,291)
Distributions to The Williams Companies, Inc.	(187,217)	(120,467)	(115,685)	(73,842)	(152,002)
Changes in advances from affiliates — net	(3,656)	(1,169)	96,166	—	(3,735)
Distributions to unitholders	(2,120)	—	—	(19,875)	—
General partner contributions	—	—	—	4,841	—
Contributions per omnibus agreement	1,610	—	—	4,244	—

Net cash provided (used) by financing activities	(95,427)	(121,636)	(19,519)	83,298	(59,781)

Increase in cash and cash equivalents	6,839	—	—	31,292	14,482
Cash and cash equivalents at beginning of period	—	—	—	6,839	—

Cash and cash equivalents at end of period	$6,839	$—	$—	$38,131	$14,482

See accompanying notes to supplemental consolidated financial statements.

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
Note 1. Organization
     Unless the context clearly indicates otherwise, references in this report to “we,” “our,” “us” or like terms refer to Williams Partners L.P. and its subsidiaries. Unless the context clearly indicates otherwise, references to “we,” “our,” and “us” include the operations of Discovery Producer Services LLC (“Discovery”), in which we own a 40 percent interest. When we refer to Discovery by name, we are referring exclusively to its businesses and operations.
     We are a Delaware limited partnership that was formed in February 2005, to acquire and own (1) a 40 percent interest in Discovery; (2) the Carbonate Trend gathering pipeline off the coast of Alabama; (3) three integrated natural gas liquids (“NGL”) product storage facilities near Conway, Kansas; and (4) a 50 percent undivided ownership interest in a fractionator near Conway, Kansas. Prior to the closing of our initial public offering (the “IPO”) in August 2005, the 40 percent interest in Discovery was held by Williams Energy, L.L.C. (“Energy”) and Williams Discovery Pipeline LLC; the Carbonate Trend gathering pipeline was held in Carbonate Trend Pipeline LLC (“CTP”), which was owned by Williams Mobile Bay Producers Services, L.L.C.; and the NGL product storage facilities and the interest in the fractionator were owned by Mid-Continent Fractionation and Storage, LLC (“MCFS”). All of these are wholly-owned indirect subsidiaries of The Williams Companies, Inc. (collectively “Williams”). Williams Partners GP LLC, a Delaware limited liability company, was also formed in February 2005, to serve as our general partner. We also formed Williams Partners Operating LLC (“OLLC”), an operating limited liability company (wholly owned by us) through which all our activities are conducted.
      The accompanying unaudited interim supplemental consolidated financial statements include all normal recurring adjustments that, in the opinion of our management, are necessary to present fairly our financial position at September 30, 2006, and the results of operations and cash flows for the nine months ended September 30, 2006 and 2005.
Initial Public Offering and Related Transactions
     On August 23, 2005, we completed our IPO of 5,000,000 common units representing limited partner interests in us at a price of $21.50 per unit. The proceeds of $100.2 million, net of the underwriters’ discount and a structuring fee totaling $7.3 million, were used to:
•	distribute $58.8 million to Williams, in part to reimburse Williams for capital expenditures relating to the assets contributed to us and for a gas purchase contract contributed to us;

•	provide $24.4 million to make a capital contribution to Discovery to fund an escrow account required in connection with the Tahiti pipeline lateral expansion project;

•	provide $12.7 million of additional working capital; and

•	pay $4.3 million of expenses associated with the IPO and related formation transactions.
     Concurrent with the closing of the IPO, the 40 percent interest in Discovery and all of the interests in CTP and MCFS were contributed to us by Williams’ subsidiaries in exchange for an aggregate of 2,000,000 common units and 7,000,000 subordinated units. The public, through the underwriters of the offering, contributed $107.5 million ($100.2 million net of the underwriters’ discount and a structuring fee) to us in exchange for 5,000,000 common units, representing a 35 percent limited partner interest in us. Additionally, at the closing of the IPO, the underwriters fully exercised their option to purchase 750,000 common units from Williams’ subsidiaries at the IPO price of $21.50 per unit, less the underwriters’ discount and a structuring fee.

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
     Acquisition of Four Corners
     On June 20, 2006, we acquired a 25.1 percent membership interest in Williams Four Corners LLC (“Four Corners”) pursuant to an agreement with Williams Energy Services, LLC (“WES”), Williams Field Services Group LLC (“WFSG”), Williams Field Services Company, LLC (“WFSC”), OLLC and us for aggregate consideration of $360 million. Prior to closing, WFSC contributed to Four Corners its natural gas gathering, processing and treating assets in the San Juan Basin in New Mexico and Colorado. We financed this acquisition with a combination of equity and debt. On June 20, 2006, we issued 6,600,000 common units at a price of $31.25 per unit. Additionally, at the closing, the underwriters fully exercised their option to purchase 990,000 common units at a price of $31.25 per unit. This offering yielded net proceeds of $227.1 million after payment of underwriting discounts and commissions of $10.1 million, but before the payment of other offering expenses. On June 20, 2006, we also issued $150 million aggregate principal of unsecured 7.5 percent Senior Notes due 2011 under a private placement debt agreement. Proceeds from this issuance totaled $146.8 million (net of $3.2 million of related expenses).
     On December 13, 2006, we acquired the remaining 74.9 percent membership interest in Four Corners pursuant to an agreement with WES, WFSG, WFSC, OLLC and us for aggregate consideration of $1.223 billion. We financed this acquisition with a combination of equity and debt. On December 13, 2006, we issued 7,000,000 common units at a price of $38.00. Additionally, at the closing, the underwriters fully exercised their option to purchase 1,050,000 common units at a price of $38.00 per unit. This offering yielded net proceeds of $293.7 million after payment of underwriting discounts and commissions of $12.2 million, but before the payment of other offering expenses. On December 13, 2006, we received $346.5 million in proceeds from the sale of 2.9 million common units and 6.8 million unregistered Class B units in a private placement, net of $3.5 million in placement agency fees. On December 13, 2006, we also issued $600.0 million aggregate principal of unsecured 7.25 percent Senior Notes due 2017 under a private placement debt agreement. Proceeds from this issuance totaled $590.0 million (net of $10.0 million of related expenses).
     Because Four Corners was an affiliate of Williams at the time of these acquisitions, these transactions are accounted for as a combination of entities under common control, similar to a pooling of interests, whereby the assets and liabilities of Four Corners are combined with Williams Partners L.P. at their historical amounts for all periods presented. These two acquisitions of a combined 100 percent membership interest in Four Corners increased net income $113.5 million, $96.6 million and $88.4 million for 2005, 2004 and 2003, respectively and $106.9 million and $86.8 million for the nine months ended September 30, 2006 and 2005, respectively. The restatement to reflect these acquisitions does not impact earnings per unit as pre-acquisition earnings were allocated to our general partner.
Note 2. Description of Business
     We are principally engaged in the business of gathering, transporting and processing and treating natural gas and fractionating and storing NGLs. Operations of our businesses are located in the United States and are organized into three reporting segments: (1) Gathering and Processing-West, (2) Gathering and Processing-Gulf and (3) NGL Services. Our Gathering and Processing-West segment includes the Four Corners gathering and processing operations. Our Gathering and Processing-Gulf segment includes our equity investment in Discovery and the Carbonate Trend gathering pipeline. Our NGL Services segment includes the Conway fractionation and storage operations.
     Gathering and Processing-West. Our Four Corners natural gas gathering, processing and treating assets consist of, among other things, (1) a 3,500-mile natural gas gathering system in the San Juan Basin in New Mexico and Colorado with a capacity of two billion cubic feet per day, (2) the Ignacio natural gas processing plant in Colorado and the Kutz and Lybrook natural gas processing plants in New Mexico, which have a combined processing capacity of 760 million cubic feet per day (“MMcf/d”) and (3) the Milagro and Esperanza natural gas treating plants in New Mexico, which have a combined carbon dioxide treating capacity of 750 MMcf/d.
     Gathering and Processing-Gulf. We own a 40 percent interest in Discovery, which includes a wholly-owned subsidiary, Discovery Gas Transmission LLC. Discovery owns (1) a 273-mile natural gas gathering and transportation pipeline system, located primarily off the coast of Louisiana in the Gulf of Mexico, (2) a 600 MMcf/d cryogenic natural gas processing plant in Larose, Louisiana, (3) a 32,000 barrels per day (“bpd”) natural gas liquids fractionator in

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
Paradis, Louisiana and (4) two onshore liquids pipelines, including a 22-mile mixed NGL pipeline connecting the gas processing plant to the fractionator and a 10-mile condensate pipeline connecting the gas processing plant to a third party oil gathering facility. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing and is managed as such. Hence, this equity investment is considered part of the Gathering and Processing — Gulf segment.
     Our Carbonate Trend gathering pipeline is an unregulated sour gas gathering pipeline consisting of approximately 34 miles of pipeline off the coast of Alabama.
     NGL Services. Our Conway storage facilities include three underground NGL storage facilities with 158 active caverns in the Conway, Kansas, area with a storage capacity of approximately 20 million barrels. The facilities are connected via a series of pipelines. The storage facilities receive daily shipments of a variety of products, including mixed NGLs and fractionated products. In addition to pipeline connections, one facility offers truck and rail service.
     Our Conway fractionation facility is located near Conway, Kansas, and has a capacity of approximately 107,000 bpd. We own a 50 percent undivided interest in these facilities representing capacity of approximately 53,500 bpd. ConocoPhillips and ONEOK Partners, L.P. are the other owners. Williams operates the facility pursuant to an operating agreement that extends until May 2011. The fractionator separates mixed NGLs into five products: ethane/propane mix, propane, normal butane, isobutane and natural gasoline. Portions of these products are then transported and stored at our Conway storage facilities.
Note 3. Summary of Significant Accounting Policies
     Basis of Presentation. The supplemental consolidated financial statements have been prepared based upon accounting principles generally accepted in the United States and include the accounts of the parent and our wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated.
     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the supplemental consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
     Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:
•	impairment assessments of long-lived assets;

•	loss contingencies;

•	environmental remediation obligations; and

•	asset retirement obligations.
     These estimates are discussed further throughout the accompanying notes.
     Proportional Accounting for the Conway Fractionator. No separate legal entity exists for the fractionator. We hold a 50 percent undivided interest in the fractionator property, plant and equipment, and we are responsible for our proportional share of the costs and expenses of the fractionator. As operator of the facility, we incur the liabilities of the fractionator (except for certain fuel costs purchased directly by one of the co-owners) and are reimbursed by the co-owners for their proportional share of the total costs and expenses. Each co-owner is responsible for the marketing of their proportional share of the fractionator’s capacity. Accordingly, we reflect our proportionate share of the revenues and costs and expenses of the fractionator in the Supplemental Consolidated Statements of Income; and we reflect our proportionate share of the fractionator property, plant and equipment in the Supplemental Consolidated Balance Sheets. Liabilities in the Supplemental Consolidated Balance Sheets include those

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
incurred on behalf of the co-owners with corresponding receivables from the co-owners. Accounts receivable also includes receivables from our customers for fractionation services.
     Cash and Cash Equivalents. Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.
     Accounts Receivable. Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been unsuccessful.
     Product Imbalances. In the course of providing gathering, processing and treating services to our customers, we realize over and under deliveries of our customers’ products and over and under purchases of shrink replacement gas when our purchases vary from operational requirements. In addition, in the course of providing gathering, processing, treating, fractionation and storage services to our customers, we realize gains and losses due to (1) the product blending process at the Conway fractionator, (2) the periodic emptying of storage caverns at Conway and (3)  inaccuracies inherent in the gas measurement process. These gains and losses impact our results of operations and are included in operating and maintenance expense in the Supplemental Consolidated Statements of Income. The sum of these items is reflected as product imbalance receivables or payables on the Supplemental Consolidated Balance Sheets. These product imbalances are valued based on the market value of the products when the imbalance is identified and are evaluated for the impact of changes in market prices at the balance sheet date.
     Investments. We account for our investment in Discovery under the equity method since we do not control it. Prior to 2004, the excess of the carrying value of our investment over the amount of underlying equity in net assets of Discovery represented interest capitalized during construction on the funds advanced to Discovery for construction prior to Discovery’s receipt of external financing. This excess was being amortized on a straight-line basis over the life of the related assets. In 2004, we recognized an other-than-temporary impairment of our investment. As a result, Discovery’s underlying equity exceeds the carrying value of our investment at December 31, 2005.
     Property, Plant and Equipment. Property, plant and equipment is recorded at cost. We base the carrying value of these assets on capitalized costs, useful lives and salvage values. Depreciation of property, plant and equipment is provided on the straight-line basis over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that enhance the functionality or extend the useful lives of the assets are capitalized. The cost of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts in the period of sale or disposition. Gains and losses on the disposal of property, plant and equipment are recorded in the Supplemental Consolidated Statements of Income.
     We record an asset and a liability equal to the present value of each expected future asset retirement obligation (“ARO”). The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized in the carrying amount of the liability and as a corresponding accretion expense included in operating income.
      Gas purchase contract. In connection with the IPO, Williams transferred to us a gas purchase contract for the purchase of a portion of our fuel requirements at the Conway fractionator at a market price not to exceed a specified level. The gas purchase contract is for the purchase of 80,000 MMBtu per month and terminates on December 31, 2007. The initial value of this contract is being amortized to expense over the contract life.
      Prepaid expenses and leasing activities. Prepaid expenses include the unamortized balance of minimum lease payments made to date under a right-of-way renewal agreement. Land and right-of-way lease payments made at the time of initial construction or placement of plant and equipment on leased land are capitalized as part of the cost of the assets. Lease payments made in connection with subsequent renewals or amendments of these leases are classified as prepaid expenses. The minimum lease payments for the lease term, including any renewal are expensed on a straight-line basis over the lease term.
     Revenue Recognition. The nature of our businesses result in various forms of revenue recognition. Our Gathering and Processing segments recognize (1) revenue from the gathering and processing of gas in the period the service is provided based on contractual terms and the related natural gas and liquid volumes and (2) product sales revenue when the product has been delivered. Our NGL Services segment recognizes (1) fractionation revenues when services have been performed and product has been delivered, (2) storage revenues under prepaid contracted storage capacity evenly over the life of the contract as services are provided and (3) product sales revenue when the product has been delivered.

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
     Impairment of Long-Lived Assets and Investments. We evaluate our long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. The impairment evaluation of tangible long-lived assets is measured pursuant to the guidelines of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the carrying value of the assets is recoverable. We apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes. If the carrying value is not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.
     We evaluate our investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.
     Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.
     Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing contamination caused by past operations that do not contribute to current or future revenue generation are expensed. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account our prior remediation experience. Environmental contingencies are recorded independently of any potential claim for recovery.
     Capitalized Interest. We capitalize interest on major projects during construction to the extent we incur interest expense. Historically, Williams provided the financing for capital expenditures; hence, the rates used to calculate the interest were based on Williams’ average interest rate on debt during the applicable period in time.
     Income Taxes. We are not a taxable entity for federal and state income tax purposes. The tax on our net income is borne by the individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of difference between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregated difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us in not available to us.
     Earnings Per Unit. In accordance with the Emerging Issues Task Force (“EITF”) Issue 03-6, we use the two-class method to calculate basic and diluted earnings per unit whereby net income, adjusted for items specifically allocated to our general partner, is allocated on a pro-rata basis between unitholders and our general partner. Basic and diluted earnings per unit are based on the average number of common and subordinated units outstanding. Basic and diluted earnings per unit are equivalent as there are no dilutive securities outstanding.
     Recent Accounting Standards. In January 2006, Williams adopted SFAS No. 123 (R), “Share-Based Payment.” Accordingly, payroll costs charged to us by our general partner reflect additional compensation costs related to the adoption of this accounting standard. These costs relate to Williams’ common stock equity awards made between Williams and its employees. The cost is charged to us through specific allocations of certain employees if they directly support our operations, and through an allocation methodology among all Williams affiliates if they provide indirect support. These allocated costs are

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
based on a three-factor formula, which considers revenues; property, plant and equipment; and payroll. Our and Williams’ adoption of this Statement did not have a material impact on our Supplemental Consolidated Financial Statements.
     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which will be applied prospectively for inventory costs incurred in fiscal years beginning after June 15, 2005. The Statement amends Accounting Research Bulletin (ARB) No. 43, Chapter 4, “Inventory Pricing,” to clarify that abnormal amounts of certain costs should be recognized as current period charges and that the allocation of overhead costs should be based on the normal capacity of the production facility. The impact of this Statement on our Supplemental Consolidated Financial Statements was not material.
     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, and will be applied prospectively. The Statement amends Accounting Principles Board (“APB”) Opinion No. 29, “Accounting for Nonmonetary Transactions.” The guidance in APB Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged but includes certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which is effective prospectively for reporting a change in accounting principle for fiscal years beginning after December 15, 2005. The Statement changes the reporting of a change in accounting principle to require retrospective application to prior periods’ financial statements, except for explicit transition provisions provided for in any existing accounting pronouncements, including those in the transition phase when SFAS No. 154 becomes effective.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). This Statement establishes a framework for fair value measurements in the financial statements by providing a single definition of fair value, provides guidance on the methods used to estimate fair value and increases disclosures about estimates of fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is generally applied prospectively. We will assess the impact of this Statement on our Supplemental Consolidated Financial Statements.
     In December 2006, the FASB issued FASB Staff Position (FSP) EITF 00-19-2, “Accounting for Registration Payment Arrangements.” This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance in the FSP is effective for fiscal years beginning after December 15, 2006. We do not expect this FSP to have a material impact on our Supplemental Consolidated Financial Statements.
Note 4. Allocation of Net Income and Distributions
     The allocation of net income between our general partner and limited partners, as reflected in the Supplemental Consolidated Statement of Partners’ Capital, for the year ended December 31, 2005 and the nine months ended September 30, 2006 and 2005 is as follows (in thousands):

		Nine months ended
	December 31,	September 30,
	2005	2006	2005
Allocation to general partner:
Net income	$118,352	$114,622	$86,122
Net income applicable to pre-partnership operations allocated to general partner	(113,418)	(95,484)	(86,801)
Charges direct to general partner:
Reimbursable general and administrative costs	1,400	2,393	417
Core drilling indemnified costs	—	784	—

Total charges direct to general partner	1,400	3,177	417

Income (loss) subject to 2% allocation of general partner interest	6,334	22,315	(262)
General partner’s share of net income (loss)	2.0%	2.0%	2.0%

General partner’s allocated share of net income (loss) before items directly allocable to general partner interest	127	446	(6)
Incentive distributions paid to general partner*	—	74	—
Direct charges to general partner	(1,400)	(3,177)	(417)

Pre-partnership net income allocated to general partner interest	113,418	95,484	86,801

Net income allocated to general partner	$112,145	$92,827	$86,378

Net income	$118,352	$114,622	$86,122
Net income allocated to general partner	112,145	92,827	86,378

Net income (loss) allocated to limited partners	$6,207	$21,795	$(256)

*	Under the “two class” method of computing earnings per share, prescribed by SFAS No. 128, “Earnings Per Share,” earnings are to be allocated to participating securities as if all of the earnings for the period had been distributed. As a result, the general partner receives an additional allocation of income in quarterly periods where an assumed incentive distribution, calculated as if all earnings for the period had been distributed, exceeds the actual incentive distribution. The assumed incentive distribution for the three months ended September 30, 2006 is $595,000. This results in an allocation of income for the calculation of earnings per limited partner unit as follows:

		Nine Months Ended
	December 31,	September 30,
	2005	2006	2005
Net income allocated to general partner	$112,145	$93,347	$86,378
Net income (loss) allocated to limited partners	6,207	21,275	(256)

Net income	$118,352	$114,622	$86,122

     Pursuant to the partnership agreement, income allocations are made on a quarterly basis, therefore, earnings per limited partner unit is calculated as the sum of the quarterly earnings per limited partner unit for each of the quarters in the period. Common and subordinated unitholders share equally, on a per-unit basis, in the net income allocated to limited partners for each of the periods presented.

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
     The reimbursable general and administrative costs and core drilling indemnified costs represent costs charged against our income that are required to be reimbursed to us by our general partner under the terms of the Omnibus Agreement.
     We paid or have authorized payment of the following cash distributions during 2005 and 2006 (in thousands, except for per unit amounts):

	Per Unit	Common	Subordinated	General	Total Cash
Payment Date	Distribution	Units	Units	Partner	Distribution
11/14/2005(a)	$0.1484	$1,039	$1,039	$42	$2,120
2/14/2006	$0.3500	$2,452	$2,450	$100	$5,002
5/15/2006	$0.3800	$2,662	$2,660	$109	$5,431
8/14/2006(b)	$0.4250	$6,204	$2,975	$263	$9,442
11/14/2006(c)	$0.4500	$6,569	$3,150	$401	$10,120

(a)	This distribution represents the $0.35 per unit minimum quarterly distribution pro-rated for the 39-day period following the IPO closing date (August 23, 2005 through September 30, 2005).

(b)	Includes $74,000 incentive distribution rights payment.

(c)	Includes $198,000 incentive distribution rights payment.
Note 5. Related Party Transactions
     The employees of our operated assets and all of our general and administrative employees are employees of Williams. Williams directly charges us for the payroll costs associated with the operations employees and certain general and administrative employees. Williams carries the obligations for most employee-related benefits in its financial statements, including the liabilities related to the employee retirement and medical plans and paid time off. Certain of these costs are charged back to the other Conway fractionator co-owners. Our share of those costs are charged to us through affiliate billings and reflected in Operating and maintenance expense — Affiliate in the accompanying Supplemental Consolidated Statements of Income.
     We are charged for certain administrative expenses by Williams and its Midstream segment of which we are a part. These charges are either directly identifiable or allocated to our assets. Direct charges are for goods and services provided by Williams and Midstream at our request. Allocated charges are either (1) charges allocated to the Midstream segment by Williams and then reallocated from the Midstream segment to us or (2) Midstream-level administrative costs that are allocated to us. These allocated corporate administrative expenses are based on a three-factor formula, which considered revenues; property, plant and equipment; and payroll. Certain of these costs are charged back to the other Conway fractionator co-owners. Our share of these costs is reflected in General and administrative expense — Affiliate in the accompanying Supplemental Consolidated Statements of Income. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams. Under the Omnibus Agreement, Williams gives us a quarterly credit for general and administrative expenses. These amounts are reflected as a capital contribution from our general partner. The annual amounts of the credits are as follows: $3.9 million in 2005 ($1.4 million pro-rated for the portion of the year from August 23 to December 31), $3.2 million in 2006, $2.4 million in 2007, $1.6 million in 2008 and $0.8 million in 2009.
     At December 31, 2005, we have a contribution receivable from our general partner of $0.3 million, which is netted against Partners’ capital on the Supplemental Consolidated Balance Sheets, for amounts reimbursable to us under the Omnibus Agreement.

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
     We purchase natural gas for shrink replacement and fuel for Four Corners and the Conway fractionator, including fuel on behalf of the Conway co-owners, from Williams Power Company (“Power”), a wholly owned subsidiary of Williams. Natural gas purchased for fuel is reflected in Operating and maintenance expense - Affiliate, and Natural gas purchased for shrink replacement is reflected in product cost and shrink replacement - Affiliate in the accompanying Supplemental Consolidated Statements of Income. These purchases are made at market rates at the time of purchase. In connection with the IPO, Williams transferred to us a gas purchase contract for the purchase of a portion of our fuel requirements at the Conway fractionator at a market price not to exceed a specified level. The amortization of this contract is reflected in Operating and maintenance expense — Affiliate in the accompanying Supplemental Consolidated Statements of Income. The carrying value of this contract is reflected as Gas purchase contract — affiliate and Gas purchase contract — noncurrent — affiliate on the Supplemental Consolidated Balance Sheets.
     Prior to April 2003, we purchased steam from Power for use at our Milagro treating plant. The steam was produced from the operation of the Milagro cogeneration facility owned by Power. Beginning in April 2003, we purchased natural gas for steam conversion services. The natural gas cost charged to us by Power has been favorably impacted by Power’s fixed price natural gas fuel contracts. This impact was approximately $9.0 million annually during the periods presented as compared to estimated market prices. These agreements expired in the fourth quarter of 2006. We expect that our Milagro natural gas fuel costs will increase due to our expectation that future market prices will exceed prices associated with these agreements.
     The operation of the Four Corners gathering system includes the routine movement of gas across gathering systems. We refer to this activity as “crosshauling.” Crosshauling typically involves the movement of some natural gas between gathering systems at established interconnect points to optimize flow. As a result, we must purchase gas for delivery to customers at certain plant outlets and we have excess volumes to sell at other plant outlets. These purchase and sales transactions are conducted for us by Power, at current market prices and are included in Product sales — Affiliate and Product cost and shrink replacement — Affiliate on the Supplemental Consolidated Statements of Income. Historically, Power has not charged us a fee for providing this service, but has occasionally benefited from price differentials that historically existed from time to time between the plant outlets.
     We sell the NGLs to which we take title on the Four Corners system to Williams Midstream Marketing and Risk Management, LLC (“WMMRM”), a wholly owned subsidiary of Williams. Revenues associated with these activities are reflected as Product Sales — Affiliate revenues on the Supplemental Consolidated Statements of Income.
     One of our major customers is Williams Production Company (“WPC”), a wholly owned subsidiary of Williams. WPC is one of the largest natural gas producers in the San Juan Basin and we provide natural gas gathering, treating and processing services to WPC under several contracts. Revenues associated with these activities are reflected in the Gathering and Processing Services — Affiliate revenues on the Supplemental Consolidated Statements of Income.
     At Conway, during a portion of 2003, we provided propane storage, fractionation, transportation and terminaling services to subsidiaries of Williams that have subsequently been sold. In December 2004, we began selling surplus propane and other NGLs to Power, which takes title to the product and resells it, for its own account, to end users. Revenues associated with these activities are reflected as Product Sales — Affiliate revenues on the Supplemental Consolidated Statements of Income. Correspondingly, we purchase ethane and other NGLs from Power to replenish deficit product inventory positions. The transactions conducted between us and Power are transacted at current market prices for the products.
     A summary of the general and administrative expenses directly charged and allocated to us, fuel purchases from Power and NGL purchases from Power for the periods stated is as follows:

	2005	2004	2003
		(In thousands)
General and administrative expenses, including amounts subsequently charged to co-owners:
Allocated	$29,400	$24,293	$19,970
Directly charged	4,607	5,655	4,873
Operating and maintenance expenses, including amounts subsequently charged to co-owners:
Fuel and other natural gas and steam purchases, including amortization of gas contract	$38,996	$28,851	$21,846
Salaries and benefits and other	21,812	21,657	19,671
NGL purchases	15,657	1,271	—

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
     The per-unit gathering fee associated with two of our Carbonate Trend gathering contracts was negotiated on a bundled basis that includes transportation along a segment of a pipeline system owned by Transcontinental Gas Pipe Line Company (“Transco”), a wholly owned subsidiary of Williams. The fees we realize are dependent upon whether our customer elects to utilize this Transco capacity. When they make this election, our gathering fee is determined by subtracting the Transco tariff from the total negotiated fee. The rate associated with the capacity agreement is based on a Federal Energy Regulatory Commission tariff that is subject to change. Accordingly, if the Transco rate increases, our net gathering fees for these two contracts may be reduced. The customers with these bundled contracts must make an annual election to receive this capacity. For 2005 and 2006, only one of our customers has elected to utilize this capacity.
     We historically participated in Williams’ cash management program; thus, we carried no cash balance on our Supplemental Consolidated Balance Sheet at December 31, 2004. Effective with the IPO, we began maintaining our own bank accounts but continue to utilize Williams’ personnel to manage our cash and investments. As of December 31, 2004, our net Advances from affiliate consisted of an unsecured promissory note agreement with Williams for both advances to and from Williams. The advances were due on demand; however, Williams did not historically require repayment. Therefore, Advances from affiliate at December 31, 2004 were classified as noncurrent. Prior to the closing of the IPO, Williams forgave the advances due to them at the date the net assets were transferred to us. Accordingly, the advances balance was transferred to Partners’ capital at that date. Prior to its acquisition by us, Four Corners also participated in Williams’ cash management program under a similar unsecured promissory note agreement. As of December 31, 2005 and 2004, Four Corners’ net advances to Williams were classified as a component of owner’s equity because Williams has not historically required repayment or repaid amounts owed us. In addition, upon Four Corners’ acquisition by us, the outstanding advances were distributed to Williams. Changes in these advances to Williams are presented as distributions to Williams in the Supplemental Consolidated Statement of Partners’ Capital and Supplemental Consolidated Statements of Cash Flows.
     Affiliate interest expense includes interest on the advances with Williams calculated using Williams’ weighted average cost of debt applied to the outstanding balance of the advances with Williams and commitment fees on the working capital credit facility (see Note 11). The interest rate on the advances with Williams was 7.373 percent at December 31, 2004.
     With the transition to a stand-alone cash management program, amounts owed by us or to us by Williams or its subsidiaries are shown as Accounts payable-affiliate or Accounts receivable-affiliate.
Note 6. Investment in Discovery Producer Services
     Our 40 percent investment in Discovery is accounted for using the equity method of accounting. At December 31, 2005, Williams owned an additional 20 percent ownership interest in Discovery. The voting provisions of Discovery’s limited liability company agreement give each member of Discovery significant participatory rights such that individual members do not control Discovery.
     Of the total ownership interest owned by Williams prior to the transfer of 40 percent to us, a portion was acquired by Williams in April 2005 resulting in a revised basis used for the calculation of the 40 percent interest transferred to us in connection with the IPO. As a result, the carrying value of our 40 percent interest in Discovery and Partners’ capital decreased $11.0 million during the second quarter of 2005.
     On August 22, 2005, Discovery made a distribution of approximately $43.8 million to Williams and the other member of Discovery at that date. This distribution was associated with Discovery’s operations prior to the IPO; hence, we did not receive any portion of this distribution. The distribution resulted in a revised basis used for the calculation of the 40 percent interest transferred to us in connection with the IPO. As a result, the carrying value of our 40 percent interest in Discovery and Partners’ capital decreased $17.5 million during the third quarter of 2005.
     In September 2005, we made a $24.4 million capital contribution to Discovery for a substantial portion of our share of the estimated future capital expenditures for the Tahiti pipeline lateral expansion project.
     Williams is the operator of Discovery. Discovery reimburses Williams for actual payroll and employee benefit costs incurred on its behalf. In addition, Discovery pays Williams a monthly operations and management fee to cover the cost of accounting services, computer systems and management services provided to it. Discovery also has agreements with Williams pursuant to which (1) Discovery purchases a portion of the natural gas from Williams to meet its fuel and shrink replacement needs at its processing plant and (2) Williams markets the NGLs and excess natural gas to which Discovery takes title.

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
     During 2004, we performed an impairment review of this investment because of Williams’ planned purchase of an additional interest in Discovery at an amount below its carrying value. As a result, we recorded a $13.5 million impairment of our investment in Discovery based on a probability-weighted estimation of fair value of our investment.
     In December 2003, each of the owners made an additional investment in Discovery, which was subsequently used by Discovery to repay maturing debt. Our proportionate share of this additional investment was approximately $101.6 million.
     During 2005 and for the nine months ended September 30, 2006 we received total distributions of $1.3 million and $12.0 million, respectively, from Discovery.
     Due to the significance of Discovery’s equity earnings to our results of operations, the summarized financial position and results of operations for 100 percent of Discovery are presented below (in thousands).

	December 31,		September 30,
	2005	2004	2006
			(Unaudited)
Current assets	$70,525	$67,534	$59,769
Non-current restricted cash and cash equivalents	44,559	—	30,781
Property, plant and equipment, net	344,743	356,385	349,236
Current liabilities	(45,070)	(31,572)	(23,103)

Non-current liabilities	(1,121)	(702)	(1,198)

Members’ capital	$413,636	$391,645	$415,485

				Nine Months Ended
	Years Ended December 31,			September 30,
	2005	2004	2003	2006	2005
				(Unaudited)
Revenues:
Affiliate	76,864	68,766	66,305	113,992	38,395
Third-party	45,881	31,110	36,873	28,462	31,019
Costs and expenses:
Affiliate	24,895	4,945	12,267	54,397	11,929
Third-party	77,702	83,811	72,252	65,662	50,524
Interest expense	—	—	9,611	—	—
Interest income	(1,685)	(550)	—	(1,835)	(1,171)
Foreign exchange loss (gain)	1,005	—	—	(1,228)	708

Income before cumulative effect of change in accounting principle	$20,828	$11,670	$9,048	$25,458	$7,424

Net income	$20,652	$11,670	$8,781	$25,458	$7,424

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
Note 7. Other Costs and Expenses — Net
     Other — Net reflected on the Supplemental Consolidated Statements of Income consists of the following items:

				Nine Months Ended
	Year Ended December 31,			September 30,
	2005	2004	2003	2006	2005
	(In thousands)			(Unaudited)
Impairment of LaMaquina carbon dioxide treating facility	$—	$7,636	$4,128	$—	$—
Impairment of membrane units	—	—	3,470	—	—
Gain on sale of LaMaquina carbon dioxide treating facility	—	—	—	(3,319)	—
Other	630	3,511	4,069	94	1,309

Total	$630	$11,147	$11,667	$(3,225)	$1,309

     LaMaquina Carbon Dioxide Treating Facility. This Four Corners facility consisted of two amine trains and seven gas powered generator sets. The facility was shut down in 2002 due to a reduced need for treating. In 2003, management estimated that only one amine train would be returned to service. As a result, we recognized an impairment of the carrying value of the other train to its estimated fair value based on estimated salvage values and sales prices. Further developments in 2004 led management to conclude that the facility would not return to service. Thus, we recognized an additional impairment of the carrying value to its estimated fair value. The facility was sold in the first quarter of 2006 resulting in the recognition of a gain on the sale in 2006.
     Membrane Units. In 2003, management conducted an impairment assessment on several idle Four Corners carbon dioxide removal (membrane) units. The estimated fair value was based on the proceeds from the sale of two similar units earlier in 2003. An asset impairment was recognized to adjust the carrying value to the estimated fair value.
     Other. In 2003, other expense included $4.2 million of bad debt expense and contingency accruals substantially all related to Four Corners. In 2004, other expense included losses from Four Corners asset dispositions and materials and supplies inventory adjustments.
Note 8. Property, Plant and Equipment
     Property, plant and equipment, at cost, is as follows:

			Estimated
	December 31,		Depreciable
	2005	2004	Lives
	(In thousands)
Land and right of way	$44,363	$41,740
Gathering pipelines and related equipment	801,385	785,521	20-30 years
Processing plants and related equipment	164,257	163,227	30 years
Fractionation plant and related equipment	16,646	16,555	30 years
Storage plant and related equipment	65,892	63,632	30 years
Construction work in progress	20,323	10,294
Buildings and other equipment	90,070	94,184	3-45 years

Total property, plant and equipment	1,202,936	1,175,153
Accumulated depreciation	543,971	505,650

Net property, plant and equipment	$658,965	$669,503

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
     We adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003. As a result, we recorded a liability of $1.3 million representing the present value of expected future asset retirement obligations at January 1, 2003, and a decrease to earnings of $1.3 million reflected as a cumulative effect of a change in accounting principle. An additional $0.1 million reduction of earnings is reflected as a cumulative effect of a change in accounting principle for our 40 percent interest in Discovery’s cumulative effect of a change in accounting principle related to the adoption of SFAS No. 143.
     Effective December 31, 2005, we adopted FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional ARO when incurred if the liability’s fair value can be reasonably estimated. The Interpretation clarifies when an entity would have sufficient information to reasonably estimate the fair value of an ARO. As required by the new standard, we reassessed the estimated remaining life of all our assets with a conditional ARO. We recorded additional liabilities totaling $1.4 million equal to the present value of expected future asset retirement obligations at December 31, 2005. The liabilities are slightly offset by a $0.1 million increase in property, plant and equipment, net of accumulated depreciation, recorded as if the provisions of the Interpretation had been in effect at the date the obligation was incurred. The net $1.3 million reduction to earnings is reflected as a cumulative effect of a change in accounting principle for the year ended 2005. An additional $0.1 million reduction of earnings is reflected as a cumulative effect of a change in accounting principle for our 40 percent interest in Discovery’s cumulative effect of a change in accounting principle related to the adoption of FIN No. 47. If the Interpretation had been in effect at the beginning of 2003, the impact to our income from continuing operations and net income would have been immaterial.
     The obligations relate to gas processing and compression facilities located on leased land, wellhead connections on federal land, underground storage caverns and the associated brine ponds. At the end of the useful life of each respective asset, we are legally or contractually obligated to remove certain surface equipment and cap certain gathering pipelines at the wellhead connections, properly abandon the storage caverns, empty the brine ponds and restore the surface, and remove any related surface equipment.
     A rollforward of our asset retirement obligation for 2005 and 2004 is presented below.

	2005	2004
	(In thousands)
Balance, January 1	$1,090	$1,131
Liabilities incurred during the period	91	79
Liabilities settled during the period	(204)	(166)
Accretion expense	1	83
Estimate revisions	(460)	—
FIN No. 47 revisions	1,362	—
Gain on settlements	—	(37)

Balance, December 31	$1,880	$1,090

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
Note 9. Accrued Liabilities
     Accrued liabilities are as follows:

	December 31,
	2005	2004
	(In thousands)
Environmental remediation — current portion	$1,752	$3,117
Reserve for customer refunds – current portion	—	2,583
Taxes other than income	2,431	2,320
Other	1,977	2,962

	$6,160	$10,982

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
Note 10. Major Customers, Concentrations of Credit Risk and Financial Instruments
     Major Customers
     Our largest customer, on a percentage of revenues basis, is WMMRM, which purchases and resells substantially all of the NGLs to which we take title. WMMRM accounted for 46 percent, 42 percent and 32 percent of revenues in 2005, 2004 and 2003, respectively. The percentages for the remaining two largest customers, both from our Gathering and Processing — West segment, are as follows:

	2005	2004	2003
Customer A	14%	14%	17%
Customer B	10	11	11
     Concentrations of Credit Risk
     Our cash equivalents consist of high-quality securities placed with various major financial institutions with credit ratings at or above AA by Standard & Poor’s or Aa by Moody’s Investor’s Service.
     The following table summarizes the concentration of accounts receivable by service and segment.

	December 31
	2005	2004
	(In thousands)
Gathering and Processing-West:
Natural gas gathering and processing	$15,855	$15,599
Other	1,368	250
Gathering and Processing-Gulf:
Natural gas gathering	525	441
NGL Services:
Fractionation services	532	468
Amounts due from fractionator partners	1,834	1,381
Storage	793	1,241
Other	260	7

	$21,167	$19,387

     For the years ended December 31, 2004 and 2005, substantially all of our accounts receivable result from product sales and gathering and processing services provided to our five largest customers. This concentration of customers may impact our overall credit risk either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. As a general policy, collateral is not required for receivables, but customers’ financial conditions and credit worthiness are evaluated regularly. Our credit policy and the relatively short duration of receivables mitigate the risk of uncollectible receivables.
     Financial Instruments
     We used the following methods and assumptions to estimate the fair value of financial instruments.
     Cash and cash equivalents. The carrying amounts reported in the balance sheets approximate fair value due to the short-term maturity of these instruments.

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
     Advances from affiliates. At December 31, 2004, our net Advances from affiliate consisted of an unsecured promissory note agreement with Williams for both advances to and from Williams. The carrying amounts reported in the Supplemental Consolidated Balance Sheet approximate fair value as this instrument had an interest rate approximating market.

	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(In thousands)
Cash and cash equivalents	$6,839	$6,839	—	—
Advances from affiliates	—	—	$186,024	$186,024
Note 11. Long-Term Debt, Credit Facilities and Leasing Activities
     Credit Facilities
     On May 20, 2005, Williams amended its $1.275 billion revolving credit facility (“Williams facility”), which is available for borrowings and letters of credit, to allow us to borrow up to $75 million under the Williams facility. In May 2006, Williams replaced its $1.275 billion secured credit facility with a $1.5 billion unsecured credit facility. The new facility, which also allows us to borrow up to $75 million, contains substantially similar terms and covenants as the prior facility, but contains additional restrictions on asset sales, certain subsidiary debt and sale-leaseback transactions. Borrowings under the Williams facility mature in May 2009. Our $75 million borrowing limit under the Williams facility is available for general partnership purposes, including acquisitions, but only to the extent that sufficient amounts remain unborrowed by Williams and its other subsidiaries. Letters of credit totaling $378 million at December 31, 2005 and $45.6 million at September 30, 2006 had been issued on behalf of Williams by the participating institutions under the Williams facility and no revolving credit loans were outstanding.
     Interest on any borrowings under the Williams facility is calculated based on our choice of two methods: (i) a fluctuating rate equal to the facilitating bank’s base rate plus an applicable margin or (ii) a periodic fixed rate equal to LIBOR plus an applicable margin. We are also required to pay or reimburse Williams for a commitment fee based on the unused portion of our $75 million borrowing limit under the Williams facility, 0.325 percent at December 31, 2005 and 0.25 percent at September 30, 2006. The applicable margins, which were 1.75 percent at December 31, 2005 and 1.25 percent at September 30, 2006 related to LIBOR and 0.75 percent at December 31, 2005 and 0.25 percent at September 30, 2006 related to the facilitating bank’s base rate, and the commitment fee are based on Williams’ senior unsecured long-term debt rating. Under the Williams facility, Williams and certain of its subsidiaries, other than us, are required to comply with certain financial and other covenants. Significant financial covenants under the Williams facility to which Williams is subject include the following:
•	ratio of debt to net worth no greater than (i) 70 percent through December 31, 2005, and (ii) 65 percent for the remaining term of the agreement;

•	ratio of debt to net worth no greater than 55 percent for Northwest Pipeline Corporation, a wholly owned subsidiary of Williams, and Transco; and

•	ratio of EBITDA to interest, on a rolling four quarter basis, no less than (i) 2.0 for any period after March 31, 2005 through December 31, 2005, and (ii) 2.5 for any period after December 31, 2005 through December 31, 2007 and (iii) 3.0 for the remaining term of the agreement.
     In August 2005, we entered into a $20 million revolving credit facility (the “credit facility”) with Williams as the lender. The credit facility was amended and restated on August 7, 2006. The credit facility is available exclusively to fund working capital requirements. Borrowings under the credit facility mature on June 20, 2009 and bear interest at the one-month LIBOR. We pay a commitment fee to Williams on the unused portion of the credit facility of 0.30 percent annually. We are required to reduce all borrowings under the credit facility to zero for a period of at least 15 consecutive days once each 12-month period prior to the maturity date of the credit facility. As of September 30, 2006, the Partnership has had no borrowings under the working capital credit facility.
     Long-Term Debt
     On June 20, 2006, we issued $150.0 million aggregate principal of 7.5 percent senior unsecured notes in a private debt placement. The maturity date of the notes is June 15, 2011. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, with the first payment due on December 15, 2006. Debt issuance costs associated with the notes totaled $3.1 million and are being amortized over the life of the notes.
     In connection with the issuance of the $150.0 million senior unsecured notes, sold in a private debt placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulations under the Securities Act. We entered into a registration rights agreement with the initial purchasers of the senior notes whereby we agreed to conduct a registered exchange offer of exchange notes in exchange for the senior notes or cause to become effective a shelf registration statement providing for resale of the senior notes. The shelf registration became effective October 20, 2006. If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay liquidated damages in the form of additional cash interest to the holders of the senior notes. Upon the occurrence of such a failure to comply, the interest rate on the senior notes shall be increased by 0.25 percent per annum during the 90-day period immediately following the occurrence of such failure to comply and shall increase by 0.25 percent per annum 90 days thereafter until all defaults have been cured, but in no event shall such aggregate additional interest exceed 0.50 percent per annum.
     The terms of the senior notes are governed by an indenture that contains affirmative and negative covenants that, among other things, limit (1) our ability and the ability of our subsidiaries to incur liens securing indebtedness, (2) mergers, consolidations and transfers of all or substantially all of our properties or assets, (3) Williams Partners Finance Corporation’s ability to incur additional indebtedness and (4) Williams Partners Finance Corporation’s ability to engage in any business not related to obtaining money or arranging financing for us or our other subsidiaries. Williams Partners Finance Corporation is a Delaware corporation and our wholly owned subsidiary organized for the sole purpose of co-issuing debt securities from time to time with us. We use the equity method of accounting for our investment in Discovery and it will not be classified as our subsidiary under the indenture so long as we continue to own a minority interest in that entity. As a result, Discovery will not be subject to the restrictive covenants in the indenture. The indenture also contains customary events of default, upon which the trustee or the holders of the senior notes may declare all outstanding senior notes to be due and payable immediately.
     Pursuant to the indenture, we may issue additional notes from time to time. The senior notes and any additional notes subsequently issued under the indenture, together with any exchange notes, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
     The senior notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior indebtedness and senior to all of our future indebtedness that is expressly subordinated in right of payment to the senior notes. The senior notes will not initially be guaranteed by any of our subsidiaries. In the future in certain instances as set forth in the indenture, one or more of our subsidiaries may be required to guarantee the senior notes.
     We may redeem the senior notes at our option in whole or in part at any time or from time to time prior to June 15, 2011, at a redemption price per note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest, if any, to the redemption date, plus (3) a specified “make-whole” premium (as

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
defined in the indenture). Additionally, upon a change of control (as defined in the indenture), each holder of the senior notes will have the right to require us to repurchase all or any part of such holder’s senior notes at a price equal to 101 percent of the principal amount of the senior notes plus accrued and unpaid interest. Except upon a change of control as previously described, we are not required to make mandatory redemption or sinking fund payments with respect to the senior notes or to repurchase the senior notes at the option of the holders.
      As described in Note 16, in December 2006 we and Williams Partners Finance Corporation issued $600.0 million aggregate principal of 7.25 percent senior unsecured notes in a private debt placement.
     Cash payments for interest for 2005 and the nine months ended September 30, 2006 were $0.3 million and $0.8 million, respectively.
     Leasing Activities
     We lease the land on which a significant portion of Four Corners’ pipeline assets are located. The primary landowners are the Bureau of Land Management (“BLM”) and several Indian tribes. The BLM leases are for thirty years with renewal options. The most significant of the Indian tribal leases will expire at the end of 2022 and will then be subject to renegotiation. Four Corners leases compression units under a lease agreement with Hanover Compression, Inc. The initial term of this agreement expired on June 30, 2006. We continue to lease these units on a month-to-month basis during the ongoing renegotiation. The month-to-month arrangement can be terminated by either party upon thirty days advance written notice. We also lease other minor office, warehouse equipment and automobiles under non-cancelable leases. The future minimum annual rentals under these non-cancelable leases as of December 31, 2005 are payable as follows:

(Thousands)
2006	$12,253
2007	1,198
2008	818
2009	431
2010	338
Thereafter	3,120

$18,158

     Total rent expense was $18.9 million, $14.8 million and $15.9 million for 2005, 2004 and 2003, respectively.
Note 12. Partners’ Capital
     Of the 7,006,146 common units outstanding at December 31, 2005, 5,756,146 are held by the public, with the remaining 1,250,000 held by our affiliates. Of the 14,598,276 common units outstanding at September 30, 2006, 13,348,276 are held by the public with the remaining 1,250,000 held by our affiliates. All of the 7,000,000 subordinated units are held by our affiliates at December 31, 2005 and September 30, 2006.
     Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.
     The subordination period will end on the first day of any quarter beginning after June 30, 2008 or when we meet certain financial tests provided for in our partnership agreement.
     Significant information regarding rights of the limited partners include the following:
•	Right to receive distributions of available cash within 45 days after the end of each quarter.

•	No limited partner shall have any management power over our business and affairs; the general partner shall conduct, direct and manage our activities.

•	The general partner may be removed if such removal is approved by the unitholders holding at least 66 2/3 percent of the outstanding units voting as a single class, including units held by our general partner and its affiliates.

•	Right to receive information reasonably required for tax reporting purposes within 90 days after the close of the calendar year.
     Our general partner is entitled to incentive distributions if the amount we distribute to unitholders with respect to any quarter exceeds specified target levels shown below:

		General
Quarterly Distribution Target Amount (per unit)	Unitholders	Partner
Minimum quarterly distribution of $0.35	98%	2%
Up to $0.4025	98	2
Above $0.4025 up to $0.4375	85	15
Above $0.4375 up to $0.5250	75	25
Above $0.5250	50	50
     In the event of a liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the unitholders and our general partner, in proportion to their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
     Other Comprehensive Income
     The main component of our accumulated other comprehensive loss is our share of Discovery’s accumulated other comprehensive loss which is related to a cash flow hedge of interest rate risk held by Discovery in 2003.
Note 13. Long-Term Incentive Plan
     In November 2005, our general partner adopted the Williams Partners GP LLC Long-Term Incentive Plan (the “Plan”) for employees, consultants, and directors of our general partner and its affiliates who perform services for us. The Plan permits the grant of awards covering an aggregate of 700,000 common units. These awards may be in the form of options, restricted units, phantom units or unit appreciation rights.
     During November and December 2005, our general partner granted 6,146 restricted units pursuant to the Plan to members of our general partner’s Board of Directors who are not officers or employees of our general partner or its affiliates. These restricted units vest six months from grant date. We recognized compensation expense of $34,000 associated with these awards in 2005.
     During August 2006, our general partner granted 2,130 restricted units pursuant to the Plan to members of our Board of Directors who are not officers or employees of our general partner or its affiliates. These restricted units vest six months from the grant date.
Note 14. Commitments and Contingencies
     Environmental Matters-Four Corners. Current federal regulations require that certain unlined liquid containment pits located near named rivers and catchment areas be taken out of use, and current state regulations required all unlined, earthen pits to be either permitted or closed by December 31, 2005. Operating

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
under a New Mexico Oil Conservation Division-approved work plan, we have physically closed all of our pits that were slated for closure under those regulations. We are presently awaiting agency approval of the closures for 40 to 50 of those pits.
     We are also a participant in certain environmental activities associated with groundwater contamination at certain well sites in New Mexico. Of nine remaining active sites, product removal is ongoing at seven and groundwater monitoring is ongoing at each site. As groundwater concentrations reach and sustain closure criteria levels and state regulator approval is received, the sites will be properly abandoned. We expect the remaining sites will be closed within four to eight years.
     At December 31, 2005 and September 30, 2006, we have accrued liabilities totaling $0.7 million and $0.6 million, respectively, for these environmental activities. It is reasonably possible that we will incur losses in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by governmental authorities and other factors.
     We are subject to extensive federal, state and local environmental laws and regulations which affect our operations related to the construction and operation of our facilities. Appropriate governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment and remediation requirements and injunctions as to future compliance. We have not been notified and are not currently aware of any material noncompliance under the various applicable environmental laws and regulations.
     Environmental Matters-Conway. We are a participant in certain environmental remediation activities associated with soil and groundwater contamination at our Conway storage facilities. These activities relate to four projects that are in various remediation stages including assessment studies, cleanups and/or remedial operations and monitoring. We continue to coordinate with the Kansas Department of Health and Environment (“KDHE”) to develop screening, sampling, cleanup and monitoring programs. The costs of such activities will depend upon the program scope ultimately agreed to by the KDHE and are expected to be paid over the next two to nine years.
     We have an insurance policy that covers up to $5 million of remediation costs until an active remediation system is in place or April 30, 2008, whichever is earlier, excluding operation and maintenance costs and ongoing monitoring costs, for these projects to the extent such costs exceed a $4.2 million deductible, of which $0.7 million has been incurred through September 30, 2006, from the onset of the policy. The policy also covers costs incurred as a result of third party claims associated with then existing but unknown contamination related to the storage facilities. The aggregate limit under the policy for all claims is $25 million. In addition, under an omnibus agreement with Williams entered into at the closing of the IPO, Williams agreed to indemnify us for the remediation expenditures not covered by the insurance policy, excluding costs of project management and soil and groundwater monitoring, and certain other environmental and related obligations arising out of or associated with the operation of the assets prior to the closing of the IPO. There is an aggregate cap of $14.0 million on the total amount of indemnity coverage for environmental and related expenditures under the omnibus agreement, which will be reduced by actual recoveries under the environmental insurance policy. There is also a three-year time limitation from the IPO closing date, August 23, 2005. The benefit of this indemnification will be accounted for as a capital contribution to us by Williams as the costs are reimbursed. We estimate that the approximate cost of this project management and soil and groundwater monitoring associated with the four remediation projects at the Conway storage facilities and for which we will not be indemnified will be approximately $200,000 to $400,000 per year following the completion of the remediation work.
     At December 31, 2005, and September 30, 2006, we had accrued liabilities totaling $5.4 million and $5.5 million, respectively, for these costs. It is reasonably possible that we will incur losses in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by KDHE and other governmental authorities and other factors.
     Will Price. In 2001, we were named, along with other subsidiaries of Williams, as defendants in a nationwide class action lawsuit in Kansas state court that had been pending against other defendants, generally pipeline and gathering companies, since 2000. The plaintiffs alleged that the defendants have engaged in mismeasurement techniques that distort the heating content of natural gas, resulting in an alleged underpayment

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)
of royalties to the class of producer plaintiffs and sought an unspecified amount of damages. The defendants have opposed class certification and a hearing on plaintiffs’ second motion to certify the class was held on April 1, 2005. We are awaiting a decision from the court.
     Grynberg. In 1998, the Department of Justice informed Williams that Jack Grynberg, an individual, had filed claims on behalf of himself and the federal government, in the United States District Court for the District of Colorado under the False Claims Act against Williams and certain of its wholly owned subsidiaries, including us. The claims sought an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys’ fees, and costs. Grynberg has also filed claims against approximately 300 other energy companies alleging that the defendants violated the False Claims Act in connection with the measurement, royalty valuation and purchase of hydrocarbons. In 1999, the Department of Justice announced that it was declining to intervene in any of the Grynberg cases, including the action filed in federal court in Colorado against us. Also in 1999, the Panel on Multi-District Litigation transferred all of these cases, including those filed against us, to the federal court in Wyoming for pre-trial purposes. Grynberg’s measurement claims remain pending against us and the other defendants; the court previously dismissed Grynberg’s royalty valuation claims. In May 2005, the court-appointed special master entered a report which recommended that the claims against certain Williams’ subsidiaries, including us, be dismissed. On October 20, 2006, the court dismissed all claims against us.
     Other. We are not currently a party to any legal proceedings but are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business.
     Summary. Litigation, arbitration, regulatory matters and environmental matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will not have a materially adverse effect upon our future financial position.
Note 15. Segment Disclosures
     Our reportable segments are strategic business units that offer different products and services or, as in the case of our gathering and processing business, are segmented based on regional economic differences. The segments are managed separately because each segment requires different industry knowledge, technology and marketing strategies. The accounting policies of the segments are the same as those described in Note 3, Summary of Significant Accounting Policies. Long-lived assets are comprised of property, plant and equipment.
     Our reportable segments changed effective with our acquisition of Four Corners. Four Corners became the Gathering and Processing - West segment and our 40 percent interest in Discovery and our Carbonate Trend gathering pipeline became our Gathering and Processing - Gulf segment. There have been no changes to the composition of our NGL Services segment.

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)

	Gathering &	Gathering &
	Processing -	Processing -	NGL
	West	Gulf	Services	Total
	(In thousands)
2005
Segment revenues:
Product sales	$231,285	$—	$13,463	$244,748
Gathering and processing	231,733	3,063	—	234,796
Storage	—		20,290	20,290
Fractionation	—	—	10,770	10,770
Other	185	452	3,731	4,368

Total revenues	463,203	3,515	48,254	514,972
Operating and maintenance expense	104,648	714	24,397	129,759
Product cost	165,706	—	11,821	177,527
Depreciation, amortization and accretion	38,960	1,200	2,419	42,579
Direct general and administrative expenses	12,230	2	1,068	13,300
Other, net	8,382	—	694	9,076

Segment operating income	133,277	1,599	7,855	142,731
Equity earnings	—	8,331	—	8,331

Segment profit	$133,277	$9,930	$7,855	$151,062

Reconciliation to the Supplemental Consolidated Statement of Income:
Segment operating income				$142,731
General and administrative expenses:
Allocated — affiliate				(22,256)
Third-party direct				(1,059)

Combined operating income				$119,416

Other financial information:
Segment assets	$635,094	$171,009	$63,819	$869,922
Other assets and eliminations				5,353

Total assets				$875,275

Equity method investments	$—	$150,260	$—	$150,260
Additions to long-lived assets	27,578	—	3,688	31,266

2004
Segment revenues:
Product sales	$204,868	$—	$8,453	$213,321
Gathering and processing	221,939	3,883	—	225,822
Storage	—		15,318	15,318
Fractionation	—	—	9,070	9,070
Other	1,416	950	3,302	5,668

Total revenues	428,223	4,833	36,143	469,199
Operating and maintenance expense	97,070	572	18,804	116,446
Product cost	146,328	—	6,635	152,963
Depreciation, amortization and accretion	40,675	1,200	2,486	44,361
Direct general and administrative expenses	8,500	—	535	9,035
Other, net	18,028	—	625	18,653

Segment operating income	117,622	3,061	7,058	127,741
Equity earnings	—	4,495	—	4,495
Impairment of investment	—	(13,484)	—	(13,484)

Segment profit (loss)	$117,622	$(5,928)	$7,058	$118,752

Reconciliation to the Supplemental Consolidated Statement of Income:
Segment operating income				$127,741
Allocated general and administrative expenses				(23,144)

Combined operating income				$104,597

Other financial information:
Total assets	$645,294	$166,985	$51,305	$863,584
Equity method investments	—	147,281	—	147,281
Additions to long-lived assets	14,069	—	1,622	15,691

2003
Segment revenues:
Product sales	$124,373	$—	$1,263	$125,636
Gathering and processing	227,832	5,513	—	233,345
Storage	—		11,649	11,649
Fractionation	—	—	8,221	8,221
Other	1,929	—	1,648	3,577

Total revenues	354,134	5,513	22,781	382,428
Operating and maintenance expense	89,783	379	13,581	103,743
Product cost	91,328	—	1,263	92,591
Depreciation, amortization and accretion	41,552	1,200	2,507	45,259
Direct general and administrative expenses	7,398	—	421	7,819
Other, net	18,622	—	507	19,129

Segment operating income	105,451	3,934	4,502	113,887
Equity earnings		3,447	—	3,447

Segment profit	$105,451	$7,381	$4,502	$117,334

Reconciliation to the Supplemental Consolidated Statements of Income:
Segment operating income				$113,887
Allocated general and administrative expenses				(18,096)

Combined operating income				$95,791

Other financial information:
Total assets	$666,589	$177,769	$52,381	$896,739
Equity method investments	—	156,269	—	156,269
Additions to long-lived assets	8,079	—	1,176	9,255

WILLIAMS PARTNERS L. P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Information as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005 is unaudited)

	Gathering &	Gathering &
	Processing -	Processing -	NGL
	West	Gulf	Services	Total
	(In thousands)
Nine Months Ended September 30, 2006
Segment revenues:
Product sales	$193,456	$—	$11,963	$205,419
Gathering and processing	182,270	2,041	—	184,311
Storage	—		17,610	17,610
Fractionation	—	—	9,650	9,650
Other	343	—	3,170	3,513

Total revenues	376,069	2,041	42,393	420,503
Operating and maintenance expense	93,570	872	21,481	115,923
Product cost	121,898	—	11,522	133,420
Depreciation, amortization and accretion	29,801	900	1,809	32,510
Direct general and administrative expenses	8,599	9	815	9,423
Other, net	2,612	—	555	3,167

Segment operating income	119,589	260	6,211	126,060
Equity earnings	—	10,183	—	10,183

Segment profit	$119,589	$10,443	$6,211	$136,243

Reconciliation to the Supplemental Consolidated Statement of Income:
Segment operating income				$126,060
General and administrative expenses
Allocated – affiliate				(16,434)
Third-party direct				(1,674)
Combined operating income				$107,952

Nine Months Ended September 30, 2005
Segment revenues:
Product sales	$163,271	$—	$9,297	$172,568
Gathering and processing	172,642	2,295	—	174,937
Storage	—		14,435	14,435
Fractionation	—	—	7,123	7,123
Other	234	—	2,571	2,805

Total revenues	336,147	2,295	33,426	371,868
Operating and maintenance expense	76,810	477	16,315	93,602
Product cost	115,087	—	8,320	123,407
Depreciation, amortization and accretion	29,107	900	1,794	31,801
Direct general and administrative expenses	8,878	—	782	9,660
Other, net	7,218	—	532	7,750

Segment operating income	99,047	918	5,683	105,648
Equity earnings		2,969	—	2,969

Segment profit	$99,047	$3,887	$5,683	$108,617

Reconciliation to the Supplemental Consolidated Statement of Income:
Segment operating income				$105,648
General and administrative expenses
Allocated-affiliate				(14,219)
Third-party direct				(352)

Combined operating income				$91,077

Note 16. Subsequent Events
Equity Issuances
     As discussed in Note 1, Organization, on December 13, 2006, we issued 8,050,000 of our common units to the public, and 2,905,030 of our common units and 6,805,492 unregistered Class B units in a private placement. The Class B units represent a separate class of our limited partnership interests. The negotiated purchase price per Class B unit paid by the qualified institutional buyers in the private placement was $35.81 per Class B unit.
     The Class B units are subordinated to common units and senior to subordinated units with respect to the payment of the minimum quarterly distribution, including any arrearages with respect to minimum quarterly distributions from prior periods. The first distribution on the Class B units will be prorated for the period from the date of issuance of the Class B units through the end of the quarter in which issued. The Class B units are subordinated to common units and senior to subordinated units with respect to the right to receive distributions upon our liquidation.
     The Class B units will convert into common units on a one-for-one basis upon the approval of a majority of the votes cast by common unitholders provided that the total number of votes cast is at least a majority of common units eligible to vote (excluding common units held by Williams). We are required to seek such approval as promptly as practicable after issuance of the Class B units and not later than 180 days following closing. If the requisite approval is not obtained, we will be obligated to resubmit the conversion proposal to holders of our common units, but not more frequently than once every six months. If we have not obtained the requisite unitholder approval of the conversion of the Class B units within 180 days of the closing date of the acquisition of the remaining interest in Four Corners, the Class B units will be entitled to receive 115 percent of the quarterly distribution and distributions on liquidation payable on each common unit, subject to the subordination provisions described above.
     The Class B units have the same voting rights as our outstanding common units and are entitled to vote as a separate class on any matters that adversely affect the rights or preferences of the Class B units in relation to other classes of partnership interests or as required by law. The Class B units are not entitled to vote on the approval of the conversion of the Class B units into common units.
     In connection with the private placement of the common units and Class B units, we are required to file a shelf registration statement to register the common units and the common units issuable upon conversion of the Class B units issued to the private investors within 30 days, and use our commercially reasonable efforts to cause the registration statement to become effective within 60 days, of December 13, 2006. In addition, the private investors have piggyback registration rights in certain circumstances. These registration rights are transferable to affiliates and, in certain circumstances, to third parties. If the shelf registration statement is not effective within 90 days of the closing date of the sale, then we must pay each private investor liquidated damages of 0.25 percent of the product of the purchase price times the number of registrable securities held by the investor per 30-day period for the first 60 days following the 90th day. This amount will increase by an additional 0.25 percent of the product of the purchase price times the number of registrable securities held by the investor per 30-day period for each subsequent 60 days, up to a maximum of 1.0 percent of the product of the purchase price times the number of registrable securities held by the investor per 30-day -period. The aggregate amount of liquidated damages we must pay will not exceed 10.0 percent of the aggregate purchase price. The liquidated damages will be paid in cash unless we are prohibited by our existing credit agreements or other indebtedness, in which case the liquidated damages will be paid in common units, or in certain circumstances, Class B units.
Long-Term Debt
     Additionally, December 13, 2006, we and Williams Partners Finance Corporation issued $600.0 million aggregate principal of 7.25 percent senior unsecured notes in a private debt placement. Williams Partners Finance Corporation is our wholly owned subsidiary organized for the sole purpose of co-issuing our debt securities. The maturity date of the notes is February 1, 2017. Interest is payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2007. Debt issuance costs associated with the notes totaled $10.0 million and are being amortized over the life of the notes.
     In connection with the issuance of the $600.0 million senior unsecured notes, sold in a private debt placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulations under the Securities Act, we entered into a registration rights agreement with the initial purchasers of the senior unsecured notes whereby we agreed to conduct a registered exchange offer of exchange notes in exchange for the senior unsecured notes or cause to become effective a shelf registration statement providing for resale of the senior unsecured notes. If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay liquidated damages in the form of additional cash interest to the holders of the senior unsecured notes. Upon the occurrence of such a failure to comply, the interest rate on the senior unsecured notes shall be increased by 0.25 percent per annum during the 90-day period immediately following the occurrence of such failure to comply and shall increase by 0.25 percent per annum 90 days thereafter until all defaults have been cured, but in no event shall such aggregate additional interest exceed 0.50 percent per annum.
     The terms of the senior unsecured notes are governed by an indenture that contains affirmative and negative covenants that, among other things, limit (1) our ability and the ability of our subsidiaries to incur liens securing indebtedness, (2) mergers, consolidations and transfers of all or substantially all of our properties or assets, (3) Williams Partners Finance's ability to incur additional indebtedness and (4) Williams Partners Finance's ability to engage in any business not related to obtaining money or arranging financing for us or our other subsidiaries. We use the equity method of accounting for our investment in Discovery, and it will not be classified as our subsidiary under the indenture so long as we continue to own a minority interest in such entity. As a result, Discovery will not be subject to the restrictive covenants in the indenture. The indenture also contains customary events of default, upon which the trustee or the holders of the senior unsecured notes may declare all outstanding senior unsecured notes to be due and payable immediately.
     We may redeem the senior unsecured notes at our option in whole or in part at any time or from time to time prior to February 1, 2017, at a redemption price per note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus (3) a specified “make-whole” premium (as defined in the indenture). Additionally, upon a change of control (as defined in the indenture), each holder of the senior unsecured notes will have the right to require us to repurchase all or any part of such holder’s senior unsecured notes at a price equal to 101 percent of the principal amount of the senior unsecured notes plus accrued and unpaid interest, if any, to the date of settlement. Except upon a change of control as described in the prior sentence, we are not required to make mandatory redemption or sinking fund payments with respect to the senior unsecured notes or to repurchase the senior unsecured notes at the option of the holders.

WILLIAMS PARTNERS L.P.
QUARTERLY FINANCIAL DATA
(Unaudited)
     Summarized quarterly financial data are as follows (thousands, except per-unit amounts):

	First	Second	Third
	Quarter	Quarter	Quarter
2006
Revenues	132,735	141,186	146,582
Costs and operating expenses	98,726	109,401	104,424
Income before cumulative effect of change in accounting principle	37,624	33,594	43,404
Net income	37,624	33,594	43,404

Basic and diluted net income per limited partner unit:
Income before cumulative effect of change in accounting principle:
Common units	$0.35	$0.25	$0.58
Subordinated units	$0.35	$0.25	$0.58
Cumulative effect of change in accounting principle:
Common units	$—	$—	$—
Subordinated units	$—	$—	$—
Net income:
Common units	$0.35	$0.25	$0.58
Subordinated units	$0.35	$0.25	$0.58

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2005
Revenues	$119,272	$120,256	$132,340	$143,104
Costs and operating expenses	92,274	89,301	99,216	114,765
Income before cumulative effect of change in accounting principle	26,206	28,664	31,252	33,552
Net income	26,206	28,664	31,252	32,230
Basic and diluted net income (loss) per limited partner unit:
Income (loss) before cumulative effect of change in accounting principle:
Common units	NA	NA	$(0.02)	$0.51
Subordinated units	NA	NA	$(0.02)	$0.51
Cumulative effect of change in accounting principle:
Common units	NA	NA	$—	$(0.05)
Subordinated units	NA	NA	$—	$(0.05)
Net income (loss):
Common units	NA	NA	$(0.02)	$0.46
Subordinated units	NA	NA	$(0.02)	$0.46

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2004
Revenues	$98,534	$110,409	$122,866	$137,390
Costs and operating expenses	69,927	87,266	101,376	106,033
Income before cumulative effect of change in accounting principle	27,479	21,264	18,305	16,084
Net income	27,479	21,264	18,305	16,084
•	Net income for first-quarter 2006 includes a $3.3 million gain on the sale of Four Corners’ LaMaquina Carbon Dioxide Treating Facility (see Note 7).

•	Equity earnings in the Gathering and Processing-Gulf segment for fourth-quarter 2005 includes our 40 percent share of Discovery’s favorable adjustment of $10.7 million related to amounts previously deferred for net system gains from 2002 through 2004 that were reversed following the acceptance in 2005 of a filing with the FERC.

•	Net income for third-quarter 2005 includes a $3.4 million unfavorable product imbalance adjustments included in NGL Services.

•	Net income for fourth-quarter 2004 includes a $13.5 million impairment of our investment in Discovery in Gathering and Processing-Gulf (see Note 6).

•	Net income for third-quarter 2004 includes a $6.4 million impairment of Four Corners’ LaMaquina Carbon Dioxide Treating Facility (see Note 7).